Exhibit 99.1

Peraso Appoints Wireless Veteran Cees Links to Board of Directors

SAN JOSE, CA – December 23, 2025 – Peraso Inc. (NASDAQ:PRSO) (“Peraso” or the “Company”), a pioneer in mmWave wireless technology solutions, today announced the appointment of veteran wireless entrepreneur and technology executive, Cees Links, to its board of directors (the “Board”), effective immediately following the Company’s annual meeting of stockholders held on December 22, 2025.

Since January 2024, Links has served as chief executive officer of SuperLight Photonics B.V., a fabless photonics semiconductor company, which became Integrated Laser Photonics B.V. in October 2025. In 2004, Links founded GreenPeak Technologies B.V., a fabless semiconductor company focused on ultra-low power wireless solutions for Internet of Things (“IoT”) applications and served as its chief executive officer until the company was acquired by Qorvo in 2016. Following the acquisition, he served in leadership roles at Qorvo involving Wi-Fi and IoT technology integration and related strategic initiatives until 2022. Prior to founding GreenPeak Technologies, Links held various management and technical positions at NCR, AT&T, Lucent Technologies and Agere Systems. Moreover, in 1999, while at Lucent Technologies, he oversaw the commercial collaboration with Apple to incorporate the first wireless networking functionality into consumer electronics products.

“Cees’ vision and persistence with the original semiconductor design win for wireless local area networks turned out to be a major catalyst for a $20 billion per year wireless industry,” remarked Ron Glibbery, CEO of Peraso Inc. “Cees brings a unique market perspective to our Board, and he will play an important role in helping Peraso navigate the next phase of our growth. We’re delighted to have him join our Board.”

During his esteemed career, Links has managed product programs and commercial activities for various wireless and semiconductor technologies related to the development of access points, home networking routers and hotspots. This experience included leading the pioneering team that established the IEEE802.11 wireless protocol, later becoming the Wi-Fi standard known and utilized worldwide today. Links holds a Bachelor of Science in Electrical Engineering and a Master of Science in Applied Mathematics from the University of Twente in the Netherlands.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high-performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, modules, software, and IP. Peraso supports a variety of applications, including fixed wireless access, military, immersive video, and factory automation. For additional information, please visit www.perasoinc.com.

Peraso and the Peraso logo are registered trademarks of Peraso Inc. in the U.S. and/or other countries.

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Company Contact:

Jim Sullivan, CFO

Peraso Inc.

P: 408-418-7500

E: jsullivan@perasoinc.com

Investor Relations Contacts:

Shelton Group

Brett L. Perry

P: 214-272-0070

E: sheltonir@sheltongroup.com